VSE Corporation Announces Fourth Quarter and Full Year 2025 Results

Record Revenue and Profitability for Aviation Segment
Announces Full Year 2026 Guidance

MIRAMAR, FL., February 25, 2026 - VSE Corporation (NASDAQ: VSEC; “VSE”, or the “Company”), a leading provider of aviation aftermarket distribution and repair services, announced today results for the fourth quarter and full year 2025.

FOURTH QUARTER 2025 RESULTS(1)
(As compared to the Fourth Quarter 2024)

▪Total Revenues of $301.2 million increased 32%
▪GAAP Net Income of $22.3 million increased 114%
▪GAAP EPS (Diluted) of $0.98 increased 92%
▪Adjusted EBITDA(2) of $51.8 million increased 55%
▪Adjusted Net Income(2) of $26.4 million increased 108%
▪Adjusted EPS (Diluted)(2) of $1.16 increased 84%

FULL-YEAR 2025 RESULTS(1)
(As compared to the Full-Year 2024)

▪Total Revenues of $1.1 billion increased 41%
▪GAAP Net Income of $53.5 million increased 176%
▪GAAP EPS (Diluted) of $2.52 increased 133%
▪Adjusted EBITDA(2) of $182.9 million increased 56%
▪Adjusted Net Income(2) of $83.2 million increased 121%
▪Adjusted EPS (Diluted)(2) of $3.92 increased 87%

(1) From continuing operations
(2) Non-GAAP measure. See additional information at the end of this release regarding non-GAAP financial measures

MANAGEMENT COMMENTARY

“2025 was an exceptional and transformational year for VSE,” said John Cuomo, President and Chief Executive Officer of VSE Corporation. “We completed our evolution to a pure-play aviation aftermarket company, delivered record aviation revenue and profitability, surpassed $1 billion in aviation revenue for the first time in our history, and strengthened our balance sheet. These results reflect disciplined execution and validate the strategy we have been advancing over the past several years."

“During the year, we sharpened our portfolio through the divestiture of our Fleet segment, expanded our engine and component capabilities through highly complementary acquisitions, advanced key OEM programs, increased MRO capacity, and accelerated integration activities across the platform. Each of these actions enhances our operating leverage, deepens our proprietary capabilities, and strengthens our competitive positioning in the global aviation aftermarket," Mr. Cuomo continued.

“Importantly, we enter 2026 with strong momentum. Our aviation-only platform is scaled and positioned to drive sustained organic growth, margin expansion, and improved cash generation. With continued operating plan execution, a focused emphasis on organic growth opportunities, completion of key business integrations, and the anticipated closing of the transformational Precision Aviation Group acquisition, we believe 2026 will represent another step-change year for VSE as we further expand our capabilities and create long-term shareholder value,” concluded Mr. Cuomo.

“Our 2025 performance was driven by above-market revenue growth, expanding margins, and strong cash generation,” said Adam Cohn, Chief Financial Officer of VSE Corporation. “We generated $27 million of operating cash flow and $6 million of free cash flow for the full year, reflecting disciplined working capital management, portfolio optimization, and synergy realization from recent acquisitions. We ended the year with an adjusted net leverage ratio of approximately 1.1x, underscoring the strength of our balance sheet and the earnings power of our aviation platform. As we move forward with the anticipated closing of the Precision Aviation Group acquisition, we remain committed to prudent capital allocation, conservative leverage, and maintaining ample financial flexibility to support continued growth.”

RECENT DEVELOPMENTS

PRECISION AVIATION GROUP ACQUISITION

•On January 29, 2026, VSE announced that it entered into a definitive agreement to acquire Precision Aviation Group, Inc. (“PAG”), a portfolio company of GenNx360 Capital Partners. PAG is a leading global provider of aviation aftermarket maintenance, repair and overhaul (“MRO”) services, distribution, and supply chain solutions serving commercial, business and general aviation (“B&GA”), rotorcraft, and defense markets. The acquisition is expected to significantly expand VSE’s scale and enhance its engine and component service capabilities across the aviation aftermarket, while maintaining a focused strategy centered on high-value, high-margin, mission-critical, and differentiated services. Upon closing, VSE is anticipated to become a more diversified, globally scaled aviation aftermarket platform with broader technical capabilities and an expanded portfolio of proprietary repair and solutions content designed to strengthen customer support, extend asset life, and reduce total cost of ownership.

•PAG expects to generate approximately $615 million of adjusted revenue(2) for the full year ended December 31, 2025, with an adjusted EBITDA margin greater than 20%. The transaction is expected to close in the second quarter of 2026, subject to regulatory approvals and customary closing conditions. Following closing, VSE and PAG leadership will focus on integration and the execution of identified synergy initiatives. Initial cost and in-sourcing synergies are estimated to exceed $15 million on an annualized basis over the next few years. Additional value creation opportunities, including cross-selling initiatives, in-sourcing of product support and repairs, operational and cost efficiencies, procurement savings, network optimization, and working capital and supply chain improvements, are expected to be further defined following closing.

(2) Non-GAAP measure. See additional information at the end of this release regarding non-GAAP financial measures

EXCLUSIVE PROPRIETARY OEM LICENSING AGREEMENT

•VSE entered into an asset purchase and license agreement with an original equipment manufacturer (“OEM”) to exclusively manufacture, distribute, and repair certain fuel pumps supporting the Pratt & Whitney Canada PT6 engine series. The agreement expands VSE’s proprietary OEM Solutions portfolio and strengthens its position in high-value, mission-critical engine accessory programs across the global PT6 installed base.

EXCLUSIVE LIFE-OF-PROGRAM DISTRIBUTION PROGRAM

•VSE announces the launch of a new, globally exclusive, life-of-program auxiliary power unit (“APU”) components distribution program with an OEM. This expanded OEM collaboration significantly broadens VSE’s role in supporting APU programs across a wide range of commercial and critical platforms. VSE will serve as the exclusive life-of-program licensed distributor for more than 2,500 unique aftermarket parts supporting four OEM APU platforms. Program execution is expected to begin in early 2026.

2025 BUSINESS HIGHLIGHTS

•RECORD REVENUE AND PROFITABILITY PERFORMANCE: Achieved record aviation revenue and profitability, surpassing $1 billion in aviation revenue for the first time in company history, while strengthening margins and generating positive free cash flow.

•ORGANIC GROWTH - NEW BUSINESS AWARDS AND OEM PARTNERSHIPS: Secured multiple new distribution and MRO program awards and strengthened strategic OEM partnerships, supporting future organic growth and expanded proprietary content.

•STRATEGY ADVANCEMENT - FLEET DIVESTITURE: Completed the sale of our Fleet segment in April 2025, successfully repositioning VSE as a pure-play aviation aftermarket company and sharpening our strategic focus.

•TURBINE WELD ACQUISITION: Acquired Turbine Weld Industries, LLC (“Turbine Weld”) in May 2025, expanding our proprietary repair capabilities across key business and general aviation engine platforms and strengthening our MRO value proposition.

•AERO 3 ACQUISITION: Acquired Aero 3, Inc. (“Aero 3”) in December 2025, expanding our global wheel and brake MRO and distribution capabilities and enhancing our diversified component services portfolio.

•ACQUISITION INTEGRATION AND SYNERGY CAPTURE - KELLSTROM: Advanced integration initiatives across brand transitions, HR and organizational alignment, IT system upgrades, and operational processes.

•MRO CAPACITY AND CAPABILITY EXPANSION: Increased MRO capacity and broadened technical capabilities across engine and component programs to better support global customers and future organic growth opportunities.

•GLOBAL EXPANSION: Launched new product introductions in Europe and continued growth across both Europe and APAC markets.

•OEM SOLUTIONS PLATFORM DEVELOPMENT: Advanced our OEM Solutions organization and fuel control transition program, positioning 2026 as a critical execution year.

•AI AND PROCESS INITIATIVES: Launched initial AI-enabled tools and process improvement initiatives to improve efficiency across the platform.

FOURTH QUARTER SEGMENT RESULTS

Aviation segment revenue increased 32% year-over-year to a record $301.2 million in the fourth quarter of 2025. The year-over-year revenue growth was attributable to strong program execution on new and existing business awards, the addition of new product line and repair capabilities, an expansion of MRO capacity to support new acquisitions, and contributions from recent acquisitions. The fourth quarter segment revenue included five business days of Aero 3 results. Aviation distribution and repair revenue increased 37% and 24% respectively, in the fourth quarter versus the prior-year period. The Aviation segment reported operating income of $43.5 million in the fourth quarter, compared to $29.2 million in the same period of 2024. Segment Adjusted EBITDA increased by 43% in the fourth quarter to $55.2 million, versus $38.6 million in the prior-year period, driven by strong execution on distribution and MRO programs, expanded capacity at MRO facilities, increased in-sourcing, sales from the higher-margin OEM-licensed manufacturing program, and the realization of synergies from recent acquisitions. Adjusted EBITDA margin in the fourth quarter was 18.3%, an increase of approximately 140 basis points compared to the prior year period results.

FINANCIAL RESOURCES AND LIQUIDITY

The Company generated $38 million of operating cash flow and $31 million of free cash flow for the fourth quarter of 2025. For the full year 2025, the Company generated $27 million of operating cash flow and $6 million of free cash flow. As of December 31, 2025, the Company had $469 million in cash and unused commitment availability under its revolving credit facility maturing in May 2030. As of December 31, 2025, VSE had total net debt outstanding of $223 million. The Adjusted Net Leverage Ratio was approximately 1.1x as of the end of the fourth quarter.

2026 CONSOLIDATED GUIDANCE (EXCLUDING PAG)

REVENUE

VSE expects consolidated full year 2026 revenue growth of approximately 19% to 23% compared to the prior year. The revenue outlook includes contributions from the Aero 3 and Turbine Weld acquisitions.

ADJUSTED EBITDA MARGIN

Consolidated full year 2026 Adjusted EBITDA margin is expected to be between 16.8% and 17.3%, reflecting contributions from the Aero 3 and Turbine Weld acquisitions, as well as anticipated organic margin expansion.

Full year 2026 revenue and Adjusted EBITDA margin guidance excludes the recently announced PAG acquisition. The Company expects to update its full year 2026 guidance following the closing of the PAG acquisition, which is anticipated to occur in the second quarter of 2026.

FOURTH QUARTER AND FULL YEAR RESULTS

	Three months ended December 31,			For the years ended December 31,
($ in thousands, except per share amounts)	2025	2024	% Change	2025	2024	% Change
Revenues	$301,182	$227,403	32.4%	$1,112,275	$786,256	41.5%
Operating income	$32,491	$20,439	59.0%	$89,595	$58,756	52.5%
Net income from continuing operations	$22,296	$10,406	114.3%	$53,493	$19,402	175.7%
EPS (Diluted)	$0.98	$0.51	92.2%	$2.52	$1.08	133.3%
SEGMENT RESULTS
Following the divestiture of the Fleet segment, the Company operates under a single reportable operating segment. The reconciliation below provides transitional disclosure of Aviation's results for the three and twelve months ended December 31, 2025 and 2024 to support comparability with prior period disclosures.

	Three months ended December 31,			For the years ended December 31,
($ in thousands)	2025	2024	% Change	2025	2024	% Change
Revenues:
Aviation	$301,182	$227,403	32.4%	$1,112,275	$786,256	41.5%

Operating income:
Operating income	$32,491	$20,439	59.0%	$89,595	$58,756	52.5%
Unallocated corporate costs	11,009	8,734	26.0%	58,741	42,631	37.8%
Aviation	$43,500	$29,173	49.1%	$148,336	$101,387	46.3%

NON-GAAP MEASURES
In addition to the financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP), this earnings release also contains non-GAAP financial measures. These measures provide useful information to investors, and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these non-GAAP measures is included in the supplemental schedules attached. These non-GAAP measures, however, have limitations as analytical tools and should not be considered in isolation or as a substitute for performance prepared in accordance with GAAP.

NON-GAAP FINANCIAL INFORMATION
Adjusted Net Income from Continuing Operations and Adjusted EPS

	Three months ended December 31,			For the years ended December 31,
($ in thousands)	2025	2024	% Change	2025	2024	% Change
Net income from continuing operations	$22,296	$10,406	114.3%	$53,493	$19,402	175.7%
Adjustments to net income from continuing operations:
Acquisition, integration and restructuring costs	6,131	2,746	123.3%	11,560	7,711	49.9%
Severance costs	—	—	—%	—	58	(100.0)%
Lease abandonment and termination costs (1)	—	100	(100.0)%	—	12,345	(100.0)%
Divestiture-related restructuring costs	25	192	(87.0)%	316	4,231	(92.5)%
Earn-out receivable fair value adjustments	—	—	—%	29,200	—	—%
Debt issuance costs	—	—	—%	491	—	—%
Interest income on note receivable	(699)	—	—%	(2,041)	—	—%
	27,753	13,444	106.4%	93,019	43,747	112.6%
Tax impact of adjusted items	(1,362)	(758)	79.7%	(9,862)	(6,074)	62.4%
Adjusted net income from continuing operations	$26,391	$12,686	108.0%	$83,157	$37,673	120.7%
Weighted average dilutive shares	22,710	20,249	12.2%	21,239	17,975	18.2%
GAAP EPS (Diluted)	$0.98	$0.51	92.2%	$2.52	$1.08	133.3%
Adjusted EPS (Diluted)	$1.16	$0.63	84.1%	$3.92	$2.10	86.7%
(1) Includes consulting costs incurred in conjunction with lease termination.

EBITDA and Adjusted EBITDA

	Three months ended December 31,			For the years ended December 31,
($ in thousands)	2025	2024	% Change	2025	2024	% Change
Net income from continuing operations	$22,296	$10,406	114.3%	$53,493	$19,402	175.7%
Interest expense, net	1,833	6,944	(73.6)%	20,556	34,947	(41.2)%
Provision for income taxes	8,362	3,089	170.7%	15,546	4,407	252.8%
Amortization of intangible assets	6,687	5,168	29.4%	25,995	17,625	47.5%
Depreciation and amortization	3,507	2,461	42.5%	13,198	8,187	61.2%
EBITDA	42,685	28,068	52.1%	128,788	84,568	52.3%
Acquisition, integration and restructuring costs	6,131	2,746	123.3%	11,560	7,711	49.9%
Severance costs	—	—	—%	—	58	(100.0)%
Lease abandonment and termination costs (1)	—	100	(100.0)%	—	12,345	(100.0)%
Divestiture-related restructuring costs	25	192	(87.0)%	316	4,231	(92.5)%
Earn-out receivable fair value adjustments	—	—	—%	29,200	—	—%
Stock-based compensation	2,927	2,202	32.9%	13,060	8,114	61.0%
Adjusted EBITDA	$51,768	$33,308	55.4%	$182,924	$117,027	56.3%
(1) Includes consulting costs incurred in conjunction with lease termination.

Adjusted EBITDA Summary

	Three months ended December 31,			For the years ended December 31,
($ in thousands)	2025	2024	% Change	2025	2024	% Change
Aviation	$55,204	$38,571	43.1%	$195,407	$131,787	48.3%
Adjusted unallocated corporate costs (1)	(3,436)	(5,263)	(34.7)%	(12,483)	(14,760)	(15.4)%
Adjusted EBITDA	$51,768	$33,308	55.4%	$182,924	$117,027	56.3%

(1) Includes certain adjustments not directly attributable to the Aviation segment.
Segment EBITDA and Adjusted EBITDA

	Three months ended December 31,			For the years ended December 31,
($ in thousands)	2025	2024	% Change	2025	2024	% Change
Aviation
Operating income	$43,500	$29,173	49.1%	$148,336	$101,387	46.3%
Depreciation and amortization	10,186	7,581	34.4%	39,160	25,500	53.6%
EBITDA	53,686	36,754	46.1%	187,496	126,887	47.8%
Acquisition, integration and restructuring costs	343	520	(34.0)%	2,733	1,579	73.1%
Severance costs	—	—	—%	—	58	(100.0)%
Stock-based compensation	1,175	1,297	(9.4)%	5,178	3,263	58.7%
Adjusted EBITDA	$55,204	$38,571	43.1%	$195,407	$131,787	48.3%

	Three months ended December 31,			For the years ended December 31,
(in thousands)	2025	2024	% Change	2025	2024	% Change
Corporate
Unallocated corporate costs	$11,009	$8,734	26.0%	$58,741	$42,631	37.8%
Depreciation and amortization	(8)	(48)	(83.3)%	(33)	(312)	(89.4)%
EBITDA	11,001	8,686	26.7%	58,708	42,319	38.7%
Acquisition, integration and restructuring costs	(5,788)	(2,226)	160.0%	(8,827)	(6,132)	43.9%
Lease abandonment and termination costs (1)	—	(100)	(100.0)%	—	(12,345)	(100.0)%
Divestiture-related restructuring costs	(25)	(192)	(87.0)%	(316)	(4,231)	(92.5)%
Earn-out receivable fair value adjustments	—	—	—%	(29,200)	—	—%
Stock-based compensation	(1,752)	(905)	93.6%	(7,882)	(4,851)	62.5%
Adjusted unallocated corporate costs	$3,436	$5,263	(34.7)%	$12,483	$14,760	(15.4)%
(1) Includes consulting costs incurred in conjunction with lease termination.

Reconciliation of Operating Cash to Free Cash Flow (a)

	Three months ended December 31,		For the years ended December 31,
($ in thousands)	2025	2024	2025	2024
Net cash provided by (used in) operating activities	$37,642	$55,375	$26,990	$(31,037)
Capital expenditures	(6,768)	(3,265)	(21,281)	(20,704)
Free cash flow	$30,874	$52,110	$5,709	$(51,741)
(a) The Consolidated Statements of Cash Flows include the results of continuing and discontinued operations.
Reconciliation of Debt to Net Debt

	For the years ended December 31,
($ in thousands)	2025	2024
Principal amount of debt	$296,250	$432,500
Debt issuance costs	(3,446)	(2,327)
Cash and cash equivalents	(69,358)	(29,030)
Net debt	$223,446	$401,143

Net Leverage Ratio

	For the years ended December 31,
($ in thousands)	2025		2024
Net debt	$223,446		$401,143
TTM Adjusted EBITDA(1)	$182,924		$136,294
Net Leverage Ratio	1.2	x	2.9	x

TTM Acquisition Adjusted EBITDA(2)	$209,128		$158,752
Adjusted Net Leverage Ratio	1.1	x	2.5	x
(1) TTM Adjusted EBITDA is defined as Adjusted EBITDA for the most recent twelve (12) month period. TTM Adjusted EBITDA and Cash and cash equivalents for the period ended December 31, 2024 only do not include any adjustment to reclassify amounts from the Fleet segment.
(2) TTM Acquisition Adjusted EBITDA includes pre-acquisition portion of EBITDA for the trailing twelve months that is not included in historical results.
The non-GAAP Financial Information set forth in this document is not calculated in accordance with GAAP under SEC Regulation G. The Company considers Adjusted Net Income, Adjusted EPS (Diluted), EBITDA, Adjusted EBITDA, Acquisition Adjusted EBITDA, TTM Adjusted EBITDA, Segment Adjusted EBITDA, TTM Acquisition Adjusted EBITDA, Adjusted unallocated corporate costs, net debt, adjusted net leverage ratio, free cash flow, PAG adjusted revenue and PAG adjusted EBITDA as non-GAAP financial measures and important indicators of performance and useful metrics for management and investors to evaluate the business' ongoing operating performance on a consistent basis across reporting periods. These non-GAAP financial measures, however, should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP. Adjusted Net Income represents Net Income adjusted for acquisition-related costs, other discrete items, and related tax impact. Management believes these acquisition-related costs and other discrete items provide useful information about nonrecurring costs and benefits to help users meaningfully evaluate and compare the Company's quarterly and year-to-date performance against prior periods. Adjusted EPS (Diluted) is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding. EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Management believes EBITDA provides useful information about the Company's operating performance as it isolates non-cash depreciation and amortization charges as well as interest expense and income taxes, which are non-operating items. Adjusted EBITDA represents EBITDA (as defined above) adjusted for non-cash stock-based compensation and discrete items as identified above. Acquisition Adjusted EBITDA represents Adjusted EBITDA plus the pre-acquisition portion of EBITDA for the trailing twelve months. TTM Adjusted EBITDA represents Adjusted EBITDA as defined above for the trailing twelve months. TTM Acquisition Adjusted EBITDA includes pre-acquisition portion of EBITDA for the trailing twelve months that is not included in historical results. Adjusted unallocated corporate costs represents Unallocated corporate costs before depreciation and other amortization, adjusted for non-cash stock-based compensation and discrete items as identified above. Net debt is defined as principal amount of debt less debt issuance costs and less cash and cash equivalents. Free cash flow represents operating cash flow less capital expenditures. Adjusted Net leverage ratio is calculated as net debt divided by trailing twelve month Acquisition Adjusted EBITDA. PAG adjusted revenue includes pre-acquisition revenue from companies acquired by PAG during full year period ended December 31, 2025. PAG adjusted EBITDA margin represents estimated operating income before depreciation and amortization expenses and includes the pre-acquisition portion of EBITDA from companies acquired by PAG, that is not included in historical results, and excludes certain non-recurring items, as a percentage of revenue. PAG adjusted EBITDA and PAG adjusted EBITDA margin do not represent pro forma financial information prepared in accordance with Article 11 of Regulation S-X.

The Company has presented forward-looking statements regarding Adjusted EBITDA margin, PAG adjusted revenue and PAG adjusted EBITDA margin. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measure determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measure are a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period in reliance on the exception provided by item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable to present a quantitative reconciliation of forward-looking Adjusted EBITDA margin, PAG adjusted revenue and PAG adjusted EBITDA margin to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, the Company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

The unavailable information could have a significant impact on the Company's future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the Company's or PAG's actual results and preliminary financial data set forth above may be material.

CONFERENCE CALL

A conference call will be held Thursday, February 26, 2026 at 8:30 A.M. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

An audio webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of VSE’s website at https://ir.vsecorp.com. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register, download and install any necessary audio software. A replay of the audio webcast will be available at the same location following the conclusion of the call.

ABOUT VSE CORPORATION

VSE is a leading provider of aviation distribution and repair services for the commercial and business and general aviation (B&GA) aftermarkets. Headquartered in Miramar, Florida, VSE is focused on significantly enhancing the productivity and longevity of its customers' high-value, business-critical assets. VSE’s aftermarket parts distribution and maintenance, repair, and overhaul (MRO) services support engine component and engine and airframe accessory part distribution and repair services for commercial and B&GA operators. For more detailed information, please visit VSE's website at www.vsecorp.com.

Please refer to the Form 10-K that will be filed with the Securities and Exchange Commission (SEC) on or about February 27, 2026 for more details on our fourth quarter and full year 2025 results. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short- and long-term business challenges and opportunities.

FORWARD-LOOKING STATEMENTS
This document contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause VSE’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this document. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company can give no assurance that actual results will not differ materially from these expectations. “Forward-looking” statements, as such term is defined by the SEC in its rules, regulations and releases, represent the Company's expectations or beliefs, including, but not limited to, statements concerning the Company's operations, economic performance, financial condition, growth and acquisition strategies, investments and future operational plans. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond the Company's control, and actual results may differ materially depending on a variety of important factors, including, but not limited to, factors identified in the Company's reports filed or expected to be filed with the SEC including the Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent filings made with the SEC. All forward-looking statements made herein are qualified by these cautionary statements and risk factors and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned not to place undue reliance on these forward looking-statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INVESTOR CONTACT

Michael Perlman
VP, Investor Relations & Treasury
T: (954) 547-0480 M: (561) 281-0247
investors@vsecorp.com